Exhibit 10.11

STOCK SUBSCRIPTION AGREEMENT

STOCK SUBSCRIPTION AGREEMENT dated as of November 16, 2005 (this “Agreement”) between Bain Capital Integral Investors, LLC (the “Buyer”) and Accellent Holdings Corp., a Delaware corporation (“Holdco”).

RECITALS:

WHEREAS, Accellent Acquisition Corp. (“AAC”), a Delaware corporation and indirect wholly-owned subsidiary of Holdco, and Accellent Inc., a Maryland corporation (“Accellent”), entered into an Agreement and Plan of Merger, dated October 7, 2005, as amended (the “Merger Agreement”), pursuant to which Accellent Merger Sub Inc., a Maryland corporation and wholly-owned subsidiary of AAC, will merge with and into Accellent (the “Merger”) with Accellent continuing as the surviving corporation.

WHEREAS, all of the issued and outstanding common stock, par value $0.01 per share, of Holdco (the “Common Stock”) will be owned immediately before the Closing by Accellent Holdings LLC, a Delaware limited liability company (“Holdings LLC”).

WHEREAS, KKR Millennium Fund L.P. and KKR Partners III, L.P., each of which is an affiliate of Kohlberg Kravis Roberts & Co. L.P. (collectively, the “KKR Partnerships”), own 100% of the membership interests of Holdings LLC.

WHEREAS, Holdco desires to issue, and Buyer desires to purchase, newly issued shares of Common Stock, subject to the terms and conditions of this Agreement.

WHEREAS, at or before the effective time of the Merger, Holdings LLC, Holdco and Buyer will enter into a Stockholders Agreement (the “Stockholders Agreement”) in the form attached hereto, setting forth certain agreements with respect to Holdco.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Holdco agrees to issue and sell to Buyer, and Buyer agrees to purchase from Holdco, the number of shares of newly issued Common Stock (collectively, the “Purchase Stock”) equal to one-third the number of shares of newly issued Common Stock held by Holdings LLC immediately before the Closing.  The purchase price for the Purchase Stock is the same per share price paid by Holdings LLC for shares of newly issued Common Stock immediately prior to the Closing and the aggregate purchase price for all the Purchase Stock is one-third of the total amount of equity contributed to Holdco by Holdings LLC immediately prior to the Closing (the “Aggregate Purchase Price”).  Holdco will notify Buyer in writing of the actual amount of the Aggregate Purchase Price accompanied with supporting documentation reasonably acceptable to Buyer.  The Aggregate Purchase Price and the monies contributed to Holdings LLC will be used to fund the Merger Consideration (as defined in the Merger Agreement) under the Merger Agreement and pay related fees and expenses.

Section 1.2  Closing.  The closing (the “Closing”) of the purchase and sale of the Purchase Stock hereunder shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, immediately prior to the consummation of the Merger.  At the Closing, payment will be made by Buyer of the Aggregate Purchase Price by wire transfer of immediately available funds to an account designated by Holdco not later than one business day prior to the date of Closing (the “Closing Date”)

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF HOLDCO

Holdco represents and warrants to Buyer as of the date hereof that:

Section 2.1  Corporate Existence and Power; Newly Formed Corporation.  Holdco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Holdco was incorporated solely for the purpose of effectuating the transactions contemplated in the Merger Agreement (including the transactions contemplated by this Agreement) and has not conducted any business or entered into any agreements or commitments except with respect to the foregoing.

Section 2.2  Authorization.  (a)  The execution, delivery and performance by Holdco of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby are within Holdco’s corporate powers and have been duly authorized by all necessary action on the part of the Holdco.  Each of this Agreement and the Stockholders Agreement has been duly executed and delivered by Holdco.  Assuming this Agreement and the Stockholders Agreement valid and binding agreements of Buyer and that the Stockholders Agreement is a valid and binding obligation of Holdings LLC, each of this Agreement and the Stockholders Agreement constitute valid and binding agreements of Holdco, enforceable against Holdco in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy.

(b)           The execution, delivery and performance by Holdings LLC of the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby are within Holdings LLC’s limited liabilty company powers and have been duly authorized by all necessary action on the part of the Holdings LLC.  Assuming the Stockholders

Agreement is a binding obligation of Holdco and Buyer, the Stockholders Agreement constitutes a valid and binding agreement of Holdings LLC, enforceable against Holdings LLC in accordance with its terms, except(i)  as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy.

Section 2.3  Governmental Authorization.  The execution, delivery and performance by Holdco of this Agreement and the Stockholders Agreement require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except such as have been obtained or will be obtained prior to the Closing or except where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of Holdco to perform its obligations hereunder or thereunder.

Section 2.4  Noncontravention.  The execution, delivery and performance by Holdco of this Agreement and the Stockholders Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Holdco, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Holdco, (iii) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holdco or to a loss of any benefit to which Holdco is entitled under any provisions of any agreement or other instrument binding upon Holdco or any of its assets or properties or (iv) result in the creation or imposition of any material mortgage, lien, pledge, charge, security interest or encumbrance (each, a “Lien”) on any property or asset of Holdco.

Section 2.5  Capitalization.  The authorized capital stock of Holdco consists of 1,000 shares of Common Stock and no shares of preferred stock.  Immediately prior to the Closing, (i) the authorized capital stock of Holdco will consist of 1000 shares of Common Stock and no shares of preferred stock and (ii) the outstanding capital stock of Holdco will consist of 75 shares of Common Stock and no shares of preferred stock.  Immediately prior to the Closing, Holdings LLC will own all of the issued and outstanding shares of capital stock of Holdco.  Immediately prior to the Closing, the KKR Partnerships will own 100% of the membership interests of Holdings LLC.   Immediately after the Closing, but prior to the effective time of the Merger (the “Effective Time”), the outstanding capital stock of Holdco will be 100 shares of Common Stock (75 shares of which will be held by Holdings LLC and 25 of which will be held by Buyer) and no shares of preferred stock.  Except as set forth in this Section 2.5 there are, and immediately after the Closing but prior to the Merger there will be, no outstanding (i) shares of capital stock or voting securities of Holdco, (ii) securities of Holdco convertible into or exchangeable for shares of capital stock or voting securities of Holdco, (iii) options or other rights to acquire from Holdco, or other obligation of Holdco to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Holdco or (iv) obligation of Holdco to repurchase or otherwise acquire or retire any shares of capital stock or any convertible securities, rights or options of the type described in clause (i),

(ii), or (iii).  After the Effective Time, Accellent will be a wholly owned subsidiary of AAC and AAC will be a wholly owned subsidiary of Holdco.

Section 2.6  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Holdco, threatened against or affecting Holdco before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Stockholders Agreement or which would reasonably be expected to have a material adverse effect on the ability of Holdco to perform its obligations under this Agreement or the Stockholders Agreement or to consummate the Merger or on the business, properties, financial condition or results of operations of Accellent after the Merger.

Section 2.7  Valid Issuance of Securities.  The shares of Purchase Stock which are being issued to Buyer hereunder have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be fully paid and nonassessable.

ARTICLE 3

REPRESENTATION AND WARRANTIES OF BUYER

Buyer represents and warrants to Holdco as of the date hereof that:

Section 3.1  Existence and Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 3.2 Authorization.  (a)  The execution, delivery and performance by Buyer of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby are within its limited liability company power and have been duly authorized by all necessary action on the part of Buyer.  Each of this Agreement and the Stockholders Agreement has been duly executed and delivered by Buyer.  Assuming this Agreement and the Stockholders Agreement are valid and binding agreements of Holdco and the Stockholders Agreement is a valid and binding obligation of Holdings LLC, this Agreement and the Stockholders Agreement constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy.

Section 3.3  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Stockholders Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except such as have been obtained or will be obtained prior to the Closing or except where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of Buyer to perform its obligations hereunder.

Section 3.4  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement does not and will not violate the the certificate of formation or limited liability company agreement of Buyer, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Buyer, (iii) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon such Buyer or any of its assets or properties or (iv) result in the creation or imposition of any material Lien on any property or asset of Buyer.

Section 3.5  Purchase for Investment.  Buyer is purchasing the Purchase Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

Section 3.6  Private Placement.  (a)  Buyer’s financial situation is such that Buyer can afford to bear the economic risk of holding the Purchase Stock for an indefinite period of time, and Buyer can afford to suffer the complete loss of the investment in its Purchase Stock.

(b)  Buyer’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Purchase Stock, or Buyer has been advised by a representative possessing such knowledge and experience.

(c)  Buyer understands that the Purchase Stock acquired hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will substantial restrictions on the transferability of the Purchase Stock as set forth in the Stockholders’ Agreement and that for an indefinite period following the date hereof there will be no public market for the Purchase Stock and that, accordingly, it may not be possible for Buyer to sell the Purchase Stock in case of emergency or otherwise.

(d)  Buyer and its representatives, including, to the extent it deems appropriate, its professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment in the Purchase Stock, and Buyer understands and is aware of the risks related to such investment.

(e)  Buyer and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Holdco, Accellent and their respective representatives concerning the terms and conditions of the acquisition of the Purchase Stock and related matters and to obtain all additional information which Buyer or its representatives deem necessary.

(f)  Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 3.7  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Stockholders’ Agreement.

Section 3.8  Brokers or Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Accellent, AAC or Holdco upon consummation of the transactions contemplated by this Agreement.

ARTICLE 4

CONDITIONS TO CLOSING

Section 4.1  Conditions to Obligations of Buyer and Holdco.  The obligations of Buyer and Holdco to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a)  Holdco shall have received from Holdings LLC an equity contribution equal to the product of (i) the Aggregate Purchase Price and (ii) three.

(b)  The conditions to the consummation of the Merger set forth in Sections 7.1, 7.2 and 7.3 of the Merger Agreement, other than those to be satisfied at the Effective Time of the Merger, shall have been satisfied or waived and the Effective Time shall occur immediately after the Closing.

Section 4.2  Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

(a)  (i)  Holdco shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of Holdco contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as if made at and as of such date.

(b)  Each of Holdco and Holdings LLC shall have executed and delivered the Stockholders Agreement.

(c)  (i) No provision of the Merger Agreement shall have been amended, modified or waived in any material respect, it being agreed that, without limiting of the generality of the foregoing, any amendment, modification or waiver of the Merger Agreement, which would result in or cause an increase in the Merger Consideration or result in or cause any additional consideration not contemplated by the Merger Agreement to be paid to the securityholders of Accellent shall be deemed to be material and (ii) the debt financing being consummated in connection with the Merger shall be consummated immediately after the Closing on the terms set forth in the debt commitment letters originally attached to the Merger Agreement.

Section 4.3  Conditions to Obligation of Holdco.  The obligation of Holdco to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

(a)  (i)  Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as if made at and as of such date.

(b)  Buyer shall have executed and delivered the Stockholders’ Agreement.

ARTICLE 5

COVENANTS OF HOLDCO AND BUYER

Section 5.1  Stockholders Agreement.  Holdco, Buyer and Holdings LLC shall enter into the Stockholders Agreement on or prior to the Closing Date.

Section 5.2 Further Assurances.  Holdco and Buyer agree that, from time to time, whether on or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

ARTICLE 6

TERMINATION

Section 6.1  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of Holdco and Buyer;

(b)  by either Holdco or Buyer if the Closing shall not have been consummated as of the close of business on January 20, 2006, unless such date is extended by the mutual agreement of Holdco and Buyer;

(c)  by either Holdco or Buyer upon the termination of the Merger Agreement prior to the Closing; or

(d) by either Holdco or Buyer if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 6.1(b), (c) or (d) shall give notice of such termination to the other party.

Section 6.2  Effect of Termination.  If this Agreement is terminated as permitted by Section 6.1, such termination shall be without liability of any party (or any stockholder, general partner, limited partner, member, director, officer, employee, agent, consultant or representative of such party) to any of the other parties to this Agreement and this Agreement shall become void and of no further force or effect; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) material breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be liable for such breach prior to such termination.  Notwithstanding the foregoing, the provisions of Sections 7.5, 7.6 and 7.7 shall survive any termination hereof pursuant to Section 6.1.

ARTICLE 7

MISCELLANEOUS

Section 7.1  Notices.  Any notice or other communications required or permitted hereunder shall be deemed to be sufficient and received if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, or by facsimile addressed to such party at the address or facsimile number set forth below:

if to Holdco, to:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

Attn:  Michael W. Michelson

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, New York 10017
Attn:   Sean D. Rodgers, Esq.

if to Buyer, to:

c/o Bain Capital Partners LLC

111 Huntington Avenue

Boston, MA  02199

Attention:  Steve Barnes

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention:	Matthew E. Steinmetz, P.C.
Jeffrey W. Richards

or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto.  All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal or courier delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing and (c) in the case of facsimile, when received

Section 7.2  Legends.   Buyer acknowledges that the certificate (or certificates) representing the shares of Common Stock purchased by Buyer shall bear the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDER’S AGREEMENT DATED AS OF               , 200   BETWEEN ACCELLENT HOLDINGS CORP. (THE “COMPANY”), ACCELLENT HOLDINGS LLC AND THE STOCKHOLDER NAMED ON THE FACE HEREOF (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY” (the “Transfer Restriction Legend”)

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.” (the “Securities Act Legend”)

The Company agrees that the Securities Act Legend shall promptly be removed by delivery of substitute certificates without such legend, if the Company shall have received an opinion of counsel in form and substance reasonably satisfactory to the Company, or a copy of a “no-action” or interpretive letter from the SEC, to the effect that the restrictions imposed by such legend are not applicable to such shares.  The Company further agrees that the Transfer

Restriction Legend shall promptly be removed by delivery of substitute certificates without such legend upon any transfer to a Person who is not required to be bound by, or become a party to, the Stockholders Agreement with respect to such shares, pursuant to the terms of the Stockholders Agreement.

Section 7.3 Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.4  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto (it being agreed that a merger (including the Merger) shall not be deemed an assignment requiring the consent of Buyer); provided, further, that Buyer may assign its rights hereunder to an affiliate, but such assignment shall not relieve any of Buyer’s obligations hereunder.

Section 7.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York.

Section 7.6  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.1 shall be deemed effective service of process on such party.

Section 7.7  Waiver Of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.8  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.9  Entire Agreement.  This Agreement, together with the Stockholders’ Agreement, constitutes the entire agreement between the parties with respect to the subject mater of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 7.10  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.11  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 7.12  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACCELLENT HOLDINGS CORP.

By:	/s/ Michael W. Michelson
Name: Michael W. Michelson
Title: President

BAIN CAPITAL INTEGRAL INVESTORS LLC

By Bain Capital Investors, LLC
Its administrative member

By:	/s/ John Connaughton
Name: John Connaughton
Title: Managing Director